UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 8, 2005

Autobytel Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22239	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, Irvine, California	92612-1400
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 225-4500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

After a thorough review of an analysis of the compensation granted to non-employee directors of similarly situated companies, which analysis was prepared by independent compensation consultants engaged by the Compensation Committee of the Board of Directors, on September 8, 2005, the Compensation Committee approved, and the Company took, the following actions:

1. The grant by the Company of options to purchase 12,000 shares of the Company’s common stock to each of Jeffrey H. Coats, Michael Fuchs, Robert S. Grimes, Mark N. Kaplan, and Mark R. Ross (collectively, the “Non-Employee Directors”). The options are fully vested on the date of grant and have a per share exercise price of $5.07 (i.e., the closing price of the Company’s common stock on the date of grant).

2. An increase in the amount of compensation paid to each non-employee director (other than the chairman) for each meeting of a committee of the Board of Directors (a “Committee Meeting”) to $1,000 per Committee Meeting.

3. The establishment of a $2,000 per meeting fee paid to each non-employee director for acting as the chairman of a Committee Meeting or a Board of Directors meeting.

4. The amendment to certain stock option agreements governing each outstanding stock option having an exercise price greater than $5.07 (i.e., the closing price of the Company’s common stock on September 8, 2005) held by each Non-Employee Director to extend to three (3) years the period during which such options may be exercised following the termination of the director’s service with the Company. A similar amendment was also approved for Richard Post, director and Chief Executive Officer and President for certain stock option agreements governing outstanding stock options held by Mr. Post attributable to his service as non-employee director prior to his election as Chief Executive Officer and President in April 2005.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

10.1	Form of Outside Director Stock Option Agreement under 2004 Restricted Stock and Option Plan

10.2	Form of Letter Agreement (amending stock option agreement)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Autobytel Inc.

By:	/s/ Ariel Amir
Ariel Amir, Executive Vice President and Chief Legal and Administrative Officer

Date: September 14, 2005

INDEX OF EXHIBITS

EXHIBIT NO.	DESCRIPTION OF DOCUMENT

10.1	Form of Outside Director Stock Option Agreement under 2004 Restricted Stock and Option Plan

10.2	Form of Letter Agreement (amending stock option agreement)